Exhibit 99.1

Press Release

Comdial Corporation

106 Cattlemen Road

Sarasota, FL 34232

Telephone (800) 419-3800

Facsimile (941) 554-5012

Contact: Ken Clinebell, Chief Financial Officer

(941) 554-5000 ext. 1513

FOR IMMEDIATE RELEASE

Comdial Reports Second Quarter 2003 Results

Continued Improvements in Cash Flow from Operations

SARASOTA, FL. – August 14, 2003 – Comdial Corporation (OTC Bulletin Board: CMDZ.OB), a leading provider of IP telephony and unified communications solutions, today reported financial results for the quarter ended June 30, 2003. Net sales for the three months ended June 30, 2003 were $13.0 million compared to $13.0 million for the same period in 2002. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three months ended June 30, 2003 was $1.2 million compared to ($0.7) million for the same period in 2002. Net loss for the three months ended June 30, 2003 was ($1.1) million, compared to ($2.0) million for the same period in 2002. Net loss on a pro forma basis for the three months ended June 30, 2002, which excludes $0.9 million of non-operational gains from restructurings, was ($3.0) million. (See “Supplemental Financial Information” section of this press release).

“We are pleased with Comdial’s solid performance in the second quarter, especially during a period of difficult economic conditions in the global economy and Comdial’s marketplace” stated Nick Branica, Chief Executive Officer. “Comdial’s innovative suite of products and services, combined with our strong customer base, has contributed to the successful turn-around of Comdial’s operating performance.”

“Comdial’s cash flow from operations continued to improve during the second quarter of 2003,” said Ken Clinebell, Chief Financial Officer. “This improvement primarily relates to higher sales and gross margins earned from Comdial’s award winning product, the FX II, driven partially by IP networking applications. Additionally, Comdial continues its emphasis on streamlining the cost of operations.”

Net sales for the six months ended June 30, 2003 were $25.3 million compared to $25.3 million for the same period in 2002. EBITDA for the six months ended June 30, 2003 was $1.8 million compared to ($1.4) million for the same period in 2002. Net loss for the six months ended June 30, 2003was ($2.4) million compared to net income of $10.1 million for the same period in 2002. Net loss on a pro forma basis for the six months ended June 30, 2002, which excludes $15.7 million of non-operational gains from restructurings, was ($5.6) million. (See “Supplemental Financial Information” section of this press release).

[LOGO OF COMDIAL CORPORATION]

Comdial Corporation

Condensed Consolidated Statements of Operations

In thousands, except per share amounts	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$12,974	$12,959	$25,290	$25,284

Gross profit	$5,163	$4,537	$9,559	$8,974

Operating loss	$(225)	$(2,291)	$(766)	$(4,493)

Net income (loss)	$(1,062)	$(2,048)	$(2,391)	$10,083
Preferred stock dividends	—	(125)	—	(159)

Net income (loss) applicable to common stock	$(1,062)	$(2,173)	$(2,391)	$9,924

Earnings (loss) per share applicable to common stock:
Basic	$(0.12)	$(3.52)	$(0.28)	$16.10

Diluted	$(0.12)	$(3.52)	$(0.28)	$13.63

Weighted average common shares outstanding:
Basic	8,617	618	8,567	616

Diluted	8,617	618	8,567	741

Comdial Corporation

Condensed Balance Sheets

In thousands	June 30, 2003	December 31, 2002
Current assets	$16,310	$19,154
Long-term assets	$19,027	$21,466

Total assets	$35,337	$40,620

Current liabilities	$10,319	$13,290
Long-term liabilities	$26,558	$26,991
Stockholders’ equity (deficit)	$(1,540)	$339

Total liabilities and stockholders’ equity (deficit)	$35,337	$40,620

Comdial Corporation

Supplemental Financial Information

Non-GAAP Financial Measures

In thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income (loss)	$(1,062)	$(2,048)	$(2,391)	$10,083
Long-lived asset impairment	$365	$—	$365	$—
Gain from restructurings	$—	$(914)	$—	$(15,652)

Pro forma net loss	$(697)	$(2,962)	$(2,026)	$(5,569)
Depreciation and amortization	$1,074	$1,508	$2,185	$3,044
Interest expense, cash	$280	$257	$569	$694
Interest expense, non-cash (1)	$539	$480	$1,070	$480

EBITDA (2)	$1,196	$(717)	$1,798	$(1,351)

(1)	Represents amortization of deferred financing costs
(2)	Earnings before interest, taxes, depreciation and amortization

About Comdial

Comdial Corporation, headquartered in Sarasota, Florida, develops and markets sophisticated communications solutions for small to mid-sized offices, government, and other organizations. Comdial offers a broad range of solutions to enhance the productivity of businesses, including voice switching systems, voice over IP (VoIP), voice processing and computer telephony integration solutions. For more information about Comdial and its communications solutions, please visit our web site at www.comdial.com.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation’s ability to obtain additional funding for its business should such funding become necessary, its ability to maintain market share and to grow in a very competitive market, its ability to develop technologically advanced products to keep pace with many competitors that are much larger and have significantly more resources than Comdial, its ability to integrate the assets acquired from Soundpipe Inc. into its business in a cost-efficient manner and other risks attendant with the acquisition of assets, lower than anticipated demand brought about by continued weakness in the U.S. economy, risk of dilution of the company’s stock from recently completed private placement investments and from the acquisition of the assets of Soundpipe Inc., dependence on a relatively small number of large customers, ability to maintain necessary engineering, sales, marketing and other key staff members, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcome of pending disputes or litigation, including, but not limited to intellectual property infringement claims that arise from time to time and the various other factors set forth from time to time in Comdial’s filings with the SEC, including, but not limited to, Comdial’s Form 10-Q for the three months ended June 30, 2003. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.